Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214-871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES THIRD QUARTER SALES

DALLAS, TX – October 12, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 1.1% to $194.4 million the third quarter ended September 30, 2006 compared to $192.3 million for the same prior-year quarter.  For the nine-month period ended September 30, 2006, net sales decreased 1.1% to $589.8 million compared to $596.6 million at September 30, 2005.  Comparable store sales decreased 4.6% and 6.9% for the third quarter and nine-month period ended September 30, 2006, respectively.

“We improved the age, content and level of our inventory, and experienced traffic increases during the third quarter,” stated Kathleen Mason, President and Chief Executive Officer.  “We believe we are well positioned heading into the fourth quarter.”

Based on the third quarter sales results ending September 30, 2006, the Company currently expects diluted earnings per share to be in the range of $0.07 to $0.08, which includes approximately $0.02 per diluted share of stock option compensation expense that the Company began recording with the adoption of FAS 123 (R), Share Based Payment, on January 1, 2006. Diluted earnings per share last year were $0.20 for the quarter ending September 30, 2005.  On a pro-forma basis, diluted earnings per share for the quarter ending September 30, 2006 would range from $0.09 to $0.10.  Please see the attached table for reconciliation.

Tuesday Morning Corporation management will review second quarter financial results in a teleconference call on October 26, 2006 at 10:00 a.m. Eastern Time. The Company will release third quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 772 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “ can,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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Reconciliation of Estimated Earnings Per Share to Non-GAAP Earnings Per Share (See Note)

	Three months ended September 30,
	2006	2005
	Estimate	Actual
Net income per share, diluted, as reported	$0.07 -0.08	$0.20

Plus: Stock option expense, net of tax	0.02	—

Adjusted pro-forma net income per share, diluted	$0.09 - 0.10	$0.20

Note:

The above schedule reconciles non-GAAP financial measures included in this press release to the most comparable GAAP financial measures.  Pro-forma net income per share should not be considered as an alternative to net income per share or other GAAP financial measurements as an indicator of our operating performance.

The Company adopted FAS 123(R), Shared Based Payment, in the first quarter of fiscal 2006.  This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period.  The Company has applied the provisions of the modified prospective transition method in the first quarter of 2006. The Company did not record any stock-based compensation expense in 2005.

Management believes that comparative analysis of operating trends is enhanced by adjusting for this item in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track performance from period-to-period and improve the investor’s ability to understand underlying trends in the Company’s operations. Because stock compensation expense was not recorded in 2005, excluding the impact of stock compensation expense in the current year provides enhanced comparability to the prior year.